Exhibit 1

VOTING AGREEMENT

This VOTING AGREEMENT is made and entered into as of July 20, 2018 (this “Agreement”), by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and Atos S.E., a société européenne (European company) organized under the laws of France (“Parent”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner of the number of Shares set forth opposite such Stockholder’s name on Schedule A hereto (the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Green Merger Sub Inc., a Michigan corporation and a Wholly Owned Subsidiary of Parent (“Merger Sub”), and Syntel, Inc., a Michigan corporation, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting of Shares; Irrevocable Proxy.

(a) From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the holders of Shares and at every adjournment or postponement thereof, each Stockholder shall vote or cause to be voted such Stockholder’s Subject Shares as follows (and, exclusively to the extent such Stockholder fails to act in accordance with its obligations under this Section 1(a), shall authorize a proxy in favor of Parent to vote such Subject Shares accordingly):

(i) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger;

(ii) against any Acquisition Proposal; and

(iii) against any amendment of the articles of incorporation or bylaws of the Company or other action or agreement of the Company, in each case for which the vote of the holders of Shares is required to authorize such action or agreement, that would reasonably be expected to (A) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (B) prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

(b) Each Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to such Stockholder’s Subject Shares. By entering into this Agreement, solely to the extent of a failure of the Stockholder to act in accordance with its obligations under Section 1(a) of this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1(a) above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to such Stockholder’s Subject Shares. Subject to the terms of Section 1(c), the proxy granted by each Stockholder pursuant to this Section 1(b) is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by such Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1(a) above. The proxy granted by such Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon termination of this Agreement in accordance with Section 9 (Termination) hereof or in accordance with Section 1(c).

(c) In the event that a Change of Recommendation occurs pursuant to Section 7.2(d)(ii)(A)(x)(2) of the Merger Agreement or the Merger Agreement is terminated in accordance with its terms then, notwithstanding anything to the contrary in this Agreement, the Stockholders will immediately and automatically be relieved of their obligations under Section 1(a) and
Section 1(b) of this Agreement with respect to the Subject Shares.

2. Transfer of Shares. Each Stockholder agrees that, from and after the date of this Agreement until the earlier of the receipt of the Requisite Company Vote or the Expiration Date, such Stockholder will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (“Transfer”) any of such Stockholder’s Subject Shares, (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares, (iv) enter into any agreement, arrangement or understanding with any Person (other than Parent), or take any other action, that would conflict with, restrict, limit, violate or interfere with the performance of such Stockholder’s obligations hereunder or (v) take any action that would reasonably be expected to restrict, materially delay or materially impair such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, that the death of any Stockholder who is an individual person shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 2 as long as another Stockholder or the Stockholder’s estate continues to own such Subject Shares and agrees to perform such Stockholder’s obligations hereunder. Any Transfer in violation of this provision shall be void ab initio. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the Merger or the transactions contemplated by the Merger Agreement.

3. Acquisition Proposals. Subject to Section 7, no Stockholder shall, and each shall instruct its Representatives not to, directly or indirectly:

(a) initiate, solicit, induce, cause, propose or purposefully encourage any inquiry with respect to, or the making, submission or announcement of any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(b) engage in, continue or otherwise participate in any discussions (in each case, other than to request clarification of an Acquisition Proposal that has already been made for the purposes of assessing whether such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal or to notify the applicable Person of the existence of the provisions of the Merger Agreement) or negotiations with respect to any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(c) disclose any non-public information or data concerning the Company or its Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal;

(d) afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person in connection with any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal;

(e) otherwise purposefully facilitate any effort or attempt to make an Acquisition Proposal; or

(f) agree, authorize or commit to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, no Stockholder shall have any monetary liability under this Section 3, provided, however, that nothing herein shall limit Parent’s right to seek specific performance and other equitable remedies pursuant to Section 10.

4. Additional Covenants of the Stockholders.

(a) Further Assurances. From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform his, her or its obligations under this Agreement.

(b) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(c) Disclosure. Parent shall not make any public announcement that references any Stockholder without the consent of such Stockholder (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent may, without obtaining such consent, make any public statement that is consistent with public statements previously approved in accordance with this paragraph. Subject to reasonable prior notice, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Proxy Statement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares (in each case as set forth on Schedule A) and the nature of such Stockholder’s obligations under this Agreement.

5. Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants as of the date hereof to Parent, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares, as follows (except in each case as would not reasonably be expected to prevent or materially delay or materially impair such Stockholder’s ability to perform his, her or its material obligations hereunder):

(a) Authority. Such Stockholder has (i) if such Stockholder is not a natural person, all requisite power and authority, and (ii) if such Stockholder is a natural person, capacity, in each case, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (if such Stockholder is not a natural person), executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. If such Stockholder is a trust, the trustee is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated hereby, and any directions or prior consents that the trustee is required to obtain pursuant to the terms of the governing trust instrument have been obtained. Other than as provided in the Merger Agreement and any filings by such Stockholder with the SEC, the execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of such Stockholder to consummate the transactions contemplated by this Agreement.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder.

(c) The Subject Shares. Such Stockholder is the Beneficial Owner of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares). Such Stockholder has, or will have at the time of the applicable meeting of holders of Shares, the right to vote or direct the vote of such Subject Shares (it being understood in the case of Stockholders that are trusts, that the trustees thereof have the right to cause such Stockholders to take such actions, and if the trustees are acting subject to the direction of another party in the exercise of such voting power, then the direction of such other party has been obtained prior to the execution of this Agreement and such direction shall not be revoked except in compliance with this Agreement). None of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent, materially delay or materially impair a Stockholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (other than a Transfer from one Stockholder to another Stockholder) and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of such Stockholder, there are no Proceedings pending or, to the knowledge of the Stockholder, threatened in writing against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

6. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows: Parent is a société européenne (European company) duly organized, validly existing and in good standing under the Laws of France and has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent, and no other organizational proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or Beneficial Owner of Subject Shares, and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Stockholder (including voting on matters, which may include the consideration of Acquisition Proposals to the extent in accordance with the terms of the Merger Agreement, put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company and taking any action or making any statement at any meeting of such board or any committee thereof) in such Stockholder’s capacity as a director or officer of the Company shall not constitute a breach of this Agreement, regardless of the circumstances related thereto.

8. Certain Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(b) “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time.

9. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) subject to Section 11

(which shall survive any termination hereof in accordance with its terms), the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of the Stockholders and Parent to terminate this Agreement and (iv) any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to any Stockholder. At any time, Parent and any Stockholder may mutually agree in writing to terminate this Agreement with respect to such Stockholder and, if so agreed, such Stockholder shall have no further obligations under this Agreement.

10. Specific Performance. Each Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that Parent shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages in the Chosen Courts as such court may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that Parent has an adequate remedy at law or in damages.

11. Notwithstanding the termination of this Agreement upon the occurrence of the Effective Time in accordance with
Section 9(i), each Stockholder identified as a “Founder” on Schedule A (each, a “Founder”) hereby agrees that, for the five (5) year period immediately following the Closing Date, such Founder will not, directly or indirectly, either as principal, manager, agent, consultant, officer, member, stockholder, partner, investor, sponsor, lender or employee, or in any other capacity carry on, be commercially engaged in or employed by or be a consultant to or have any financial interest in, any business that is directly or indirectly engaged in the same or substantially similar business as, or competes in any material respect with, the business of the Company and its Subsidiaries as conducted on the date of this Agreement; provided, however, that the ownership of not more than five percent (5%) of the stock of any publicly traded Person or twenty percent (20%) of any privately held Person shall not be deemed a violation of this Section 11. If a Founder notifies Parent that it desires to make an investment in excess of the amounts set forth in the foregoing provisio, Parent will engage in good faith discussions with such Founder with respect to the granting of consent to such proposed investment. Each Founder acknowledges and agrees that (i) the restrictions and obligations imposed by this Section 11 are legitimate, reasonable and necessary to enable Parent to realize and derive the contemplated benefits, rights and expectations of this Agreement and the Merger Agreement and to protect Parent’s investment in the goodwill and value of the Company’s assets and its business, (ii) the duration of the covenants set forth in this this Section 11 are in all respects reasonable and (iii) good and valuable consideration exists for such Founder to be bound by the covenants set forth herein. For the avoidance of doubt, this Section 11 shall not apply to any Stockholder other than each Founder, and in any event, this Section 11 be of no force or effect to the extent that this Agreement is terminated pursuant to Section 9(ii), Section 9(iii) or Section 9(iv).

12. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, EXCEPT AS OTHERWISE REQUIRED UNDER THE LAWS OF THE STATE OF MICHIGAN.

(b) Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 17 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 12 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT OR AGAINST ANY LENDER RELATED PARTY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.

13. Modification or Amendment. This Agreement may only be amended, modified or supplemented in writing by the parties hereto, or as between Parent and any Stockholder by an instrument in writing signed by Parent and such Stockholder.

14. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

15. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any assignment in contravention of the preceding sentence shall be null and void.

16. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

17. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties to this Agreement to one or more of the other parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by facsimile or email; provided, that the facsimile or email transmission is promptly confirmed by telephone or otherwise. Such communications must be sent to the respective parties at the following street addresses, facsimile numbers or email addresses or at such other street address, facsimile number or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 17 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address, facsimile number or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

If to Parent, to:

Atos S.E.
River Ouest 80, Quai Voltaire 95877 Bezons
France
Attention: Alexandre Menais, SEVP Head of M&A, Legal and Compliance and Contract Management; Damien Catoir, Associate General Counsel
Email: alexandre.menais@atos.net; damien.catoir@atos.net with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Jaclyn L. Cohen Facsimile: (212) 310-8007
Email: jackie.cohen@weil.com

If to any Stockholder, to:

1001 Brickell Bay Drive, Suite 3102
Miami, FL 33131 Attention: Bharat Desai & Neerja Sethi
Facsimile: (305) 347-7272
Email: r_ramdas@dsadvisors.com with a copy (which shall not constitute notice) to:

Jones Day 250 Vesey Street
New York, New York 10281 Attention: James Dougherty
Facsimile: (212) 755-7306
Email: jdougherty@jonesday.com

and

Jones Day 77 West Wacker Drive, Suite 3500
Chicago, Illinois 60601
Attention: Timothy FitzSimons
Facsimile: (312) 782-8585
Email: tfitzsimons@jonesday.com

18. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties to this Agreement, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

20. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when each party hereto shall have received one or more counterparts hereof signed by each of the other parties and unless and until such receipt, this Agreement shall have no effect and no party to this Agreement shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

22. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable Stockholder and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares, except as expressly provided herein. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATOS S.E.

By:	/s/ Alexandre Menais
Name: Alexandre Menais
Title: EVP M&A and General Counsel

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Bharat Desai
BHARAT DESAI

/s/ Neerja Sethi
NEERJA SETHI

NS TRUST DATED 02/28/97 I (TRUST I)

By:	/s/ Rakesh Vij
Name:	Rakesh Vij
Title:	Trustee

NS TRUST DATED 02/28/97 II (TRUST II)

By:	/s/ Rakesh Vij
Name:	Rakesh Vij
Title:	Trustee

THE DS FOUNDATION

By:	/s/ Neerja Sethi
Name:	Neerja Sethi
Title:	Director / Trustee

[Signature Page to Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of Shares	Percentage Ownership
Bharat Desai*	6,689,132	8.06%
Neerja Sethi*	15,145,616	18.25%
NS Trust Dated 02/28/97 I (Trust I)	9,318,692	11.23%
NS Trust Dated 02/28/97 II (Trust II)	9,318,692	11.23%
The DS Foundation	1,897,825	2.29%

TOTAL	42,369,957	51.07%

*	Founder